Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "VIATAR CTC SOLUTIONS INC. ", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF MARCH, A.D. 2014, AT 12:21 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
4476299 8100	AUTHENTICATION: 1245266

140389263	DATE: 03-27-14

You may verify this certificate online

at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division or Corporations Delivered 12:35 PM 03/27/2014 FILED 12:21 PM 03/27/2014 SRV 140389263 - 4476299 FILE

CERTIFICATE OF AMENDMENT

OF

THE CERTIFICATE OF INCORPORATION

OF

VIATAR CTC SOLUTIONS INC.

The undersigned, being the Chief Executive Officer of Viatar CTC Solutions Inc., a corporation existing under the laws of the State of Delaware (hereinafter referred to as the "Corporation”), does hereby certify under the seal of the said corporation as follows:

1.          The name of the Corporation is Viatar CTC Solutions Inc. The date of filing the Certificate of Incorporation with the Secretary of State of Delaware was February 25, 2014.

2.          Section C of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby superseded and replaced as follows:

C.           Without limiting the generality of the foregoing, a series of 4,000,000 shares of Preferred Stock is hereby designated as Series A Participating Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) with the following rights, preferences, privileges and limitations:

Section 1.          Designation and Authorized Shares. The Corporation shall be authorized to issue four million (4,000,000) shares of Series A Participating Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”). The Series A Preferred Stock shall participate in dividends, liquidation and other distributions made in respect of the Junior Securities (as defined below) as described below.

Section 2.          Stated Value. Each share of Series A Preferred Stock shall have a stated value of $0.001 per share.

Section 3.          Liquidation.

(a)       Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series A Preferred Stock shall be entitled to their ratable share of 20% of the net assets available for distribution to all stockholders after the Corporation has paid, or provided for payment of, (i) all of its debts and liabilities, and (ii) cash or property with a Fair Market Value of $13,470,000 to the holders of its Common Stock (the “Liquidation Amount”). The Liquidation Amount shall be distributed 20% to the holders of Series A Preferred Stock and 80% to the holders of Junior Securities.

(b)       Any distribution of the Liquidation Amount in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution of the Liquidation Amount shall be paid in an asset or property other than cash, the value of such distribution shall be the Fair Market Value of such asset or property.

Section 4.          Rank. Except otherwise provided herein, the Series A Preferred Stock shall, with respect to dividend distributions and distributions upon liquidation, winding up or dissolution of the Corporation, rank senior to all classes of Common Stock and to each other class of Capital Stock of the Corporation or series of preferred stock of the Corporation existing or hereafter created (collectively referred to, together with all classes of Common Stock, as “Junior Securities”).

Section 5.          Dividends.

(a)       The holders of Series A Preferred Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion; provided, however, that the Board of Directors shall not authorize the payment of any dividend solely on the Series A Preferred Stock. The Series A Preferred Stock shall participate in all dividends (ordinary and special) declared on shares of Junior Securities.

(b)       Holders of Series A Preferred Stock shall be entitled to receive their ratable share of 20% of the dividends to be paid at any time with respect to Junior Securities. The Corporation may not declare or pay any dividend for Junior Securities without first making adequate provision for the declaration and payment of such amount to holders of Series A Preferred Stock.

Section 6.          Purchase Rights.

If at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to all of the record holders of any class of Junior Securities (the “Purchase Rights”), then holders of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, 20% of the Purchase Rights to be granted at any time with respect to the Junior Securities.

Section 7.          Voting Rights.

(a)        Generally. The holders of shares of Series A Preferred Stock shall have the right to receive notice of any meeting of holders of Junior Securities or Series A Preferred Stock and to vote upon any matter submitted to a vote of the holders of Junior Securities or Series A Preferred Stock. The Series A Preferred Stock shall always vote on each matter submitted to a vote of stockholders of the Corporation as a separate class provided that there are at least 700,000 shares of Series A Preferred Stock outstanding. All matters presented to stockholders for a vote shall require the approval of holders of both Common Stock (and any other Junior Securities which vote together with the Common Stock) and Series A Preferred Stock (which shall vote as a separate class on all matters provided that there are at least 700,000 shares of Series A Preferred Stock outstanding). Holders of Series A Preferred Stock shall not have cumulative voting rights.

(b)         Number of Votes. In any case in which the holders of the Series A Preferred Stock shall be entitled to vote pursuant to the Certificate of Incorporation of the Corporation, or pursuant to the Delaware General Corporation Law or other applicable law, each holder entitled to vote with respect to such matter shall be entitled to one vote for each share of Series A Preferred Stock held.

Section 8.          Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least seventy-five percent (75%) of the then outstanding shares of the Series A Preferred Stock, take any action which would materially affect any of the preferences, limitations or relative rights of the Series A Preferred Stock.

Section 9.          Record Holders. The Corporation and its transfer agent, if any, for the Series A Preferred Stock may deem and treat the record holder of any shares of Series A Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

Section 10.         Definitions.

(a)         For purposes hereof the following definitions shall apply:

“Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Common Stock” shall mean the common stock, par value $0.001 per share, of the Corporation.

“Corporation” shall mean Viatar CTC Solutions Inc., a corporation organized and existing under the laws of the State of Delaware.

“Fair Market Value”, when used with respect to the price per share, shall mean (i) the weighted average closing price of the Corporation’s Common Stock on the principal exchange or inter-broker trading system for the 30 trading day period preceding the record date for a determination event; or (ii) if the Corporation’s Common Stock is not so publicly traded, the price which would be negotiated in an arm’s-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. “Fair Market Value” when used with respect to assets and property (including under clause (ii) of the preceding sentence) shall be (i) determined by the legally adopted vote or consent of the Board of Directors and certified in a board resolution, and (ii) approved by the holders of a majority of the shares of Series A Preferred Stock.

“Junior Securities” shall have the meaning ascribed to such term in Section 4 hereof.

“Liquidation Amount” shall mean the net assets available for distribution to all stockholders after the Corporation has paid, or provided for payment of, (i) all of its debts and liabilities, and (ii) cash or property with a Fair Market Value of $13,470,000 to the holders of its Common Stock.

“Preferred Stock” shall mean the preferred stock, par value of $0.001 per share, of the Corporation.

“Purchase Rights” shall have the meaning ascribed to such term in Section 6 hereof.

“Series A Preferred Stock” shall mean the Series A Participating Preferred Stock of the Corporation.

“Trading Day” shall mean (a) a day on which the Common Stock is traded on the OTC Bulletin Board or a registered national securities exchange, or (b) if the Common Stock is not traded on the OTC Bulletin Board or a registered national securities exchange, a day on which the Common Stock is quoted by the OTC Markets Group Inc. (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a) or (b) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

4. The Amendment of the Certificate of Incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation's Board of Directors and the holders of a majority of Corporation's outstanding Series A Convertible Participating Preferred Stock, in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation to be signed by Ilan Reich, its Chief Executive Officer, this 27th day of March, 2014

/s/ Ilan Reich
Ilan Reich
Chief Executive Officer